Exhibit 10.24

First Midwest Bancorp, Inc.

Amendment and Waiver to Revolving Credit Agreement

M&I Marshall & Ilsley Bank

Milwaukee, Wisconsin

Ladies and Gentlemen:

Reference is hereby made to that certain Revolving Credit Agreement dated as of April 26, 2004 (the Revolving Credit Agreement, as heretofore amended, being referred to herein as the “Credit Agreement”), between the undersigned, First Midwest Bancorp, Inc., a Delaware corporation (the “Customer”), and M&I Marshall & Ilsley Bank (the “Lender”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

The Customer has requested that the Lender (a) waive the (i) default referenced in Section 10(d) of the Credit Agreement resulting from the failure of the Customer to timely observe or perform certain of the covenants and duties set forth in Sections 8(d) and (e) of the Credit Agreement, (ii) default referenced in Section 10(h) of the Credit Agreement relating to the acquisition by the Customer of all or substantially all of the assets or equity interests in another business enterprise, and (iii) default referenced in Section 10(k) of the Credit Agreement as a result of the transfer, sale or disposition of shares of capital stock of the Customer to another person, and (b) amend the above-referenced covenant and default provisions, and the Lender is willing to do so under the terms and conditions set forth in this Agreement (herein, the “Amendment”).

Section 1. Waiver.

The Lender hereby waives the following events of default:

1.1. The Customer has informed the Lender that the Customer failed to timely observe the following covenants set forth in the Credit Agreement (collectively referred to as the “Covenant Defaults”):

(a) the Customer has declared and paid quarterly cash dividends on its common stock and has made purchases or other acquisitions of its common stock pursuant to stock repurchase programs and employee benefit plans, as prohibited by Section 8(d) of the Credit Agreement; and

(b) the Customer has (i) made an investment in the amount of $2,000,000 in Textura, LLC, (ii) made loans and/or advances to its subsidiaries in the ordinary course of its business, as prohibited by Section 8(e) of the Credit Agreement.

The Lender hereby waives the Covenant Defaults through and including the date of this amendment.

1.2. The Customer has informed the Lender that it has acquired all of the equity interests in another business enterprise, as prohibited by Section 10(h) of the Credit Agreement (the “Acquisition Default”). The Lender hereby waives the Acquisition Default.

1.3. Persons owning capital stock of the Customer have transferred, sold or otherwise disposed of shares of capital stock of the Customer, as prohibited by Section 10(k) of the Credit Agreement (the “Capital Stock Default”). The Lender hereby waives the Capital Stock Default.

The foregoing waivers are limited to the matters set forth above. By its execution of this Amendment, the Customer agrees that it remains obligated to comply with the terms of the Credit Agreement, and that the Lender shall not be obligated in the future to waive any provision of the Credit Agreement.

Section 2. Amendments.

The Credit Agreement shall be and hereby is amended as follows:

2.1 Section 1 of the Credit Agreement shall be amended by deleting the words “FIFTY MILLION AND 00/100 DOLLARS ($50,000,000)” and inserting the words “SEVENTY MILLION AND 00/100 DOLLARS ($70,000,000)” in the third line thereof.

2.2. Section 4(d) of the Credit Agreement shall be amended by deleting the word “Illinois” and inserting the word “Delaware” in the second line thereof.

2.3. Section 8(d) of the Credit Agreement shall be amended and restated to read as follows:

Reserved.

2.4. Section 8(e) of the Credit Agreement shall be amended and restated to read as follows:

Reserved.

2.5. Section 8(h) of the Credit Agreement shall be amended and restated to read as follows:

Reserved.

2.6. Section 8(k) of the Credit Agreement shall be amended and restated to read as follows:

Financial Covenants. Timely perform and observe the following financial covenants, all calculated in accordance with generally accepted accounting principles applied on a consistent basis:

(i) As of the last day of each fiscal quarter, maintain a ratio of Loan Loss Reserve to Total Loans of not less than 1%. “Loan Loss Reserves” means bank subsidiary’s allowance for loan and lease losses determined in a manner consistent with that used in preparing bank subsidiary’s financial statements. “Total Loans” means the sum of loans and direct lease financings, net of unearned income of bank subsidiary.

(ii) As of the last day of each fiscal quarter, maintain a ratio of Non-performing Loans to Total Loans of not greater than 2.5%. “Non-performing Loans” means bank subsidiary’s loans outstanding which are not accruing interest, have been classified as renegotiated pursuant to guidelines established by the Federal Financial Examination Institution Council or are 90 days or more past due in the payment of principal or interest.

(iii) As of the last day of each fiscal quarter, maintain an ROAA of not less than 0.90% for the two previous fiscal quarters. “ROAA” means, for any period, net income divided by average total assets excluding non-recurring charges to expense.

(iv) Maintain well-capitalized ratios, as required by federal regulators.

(v) Customer agrees not to pledge, sell, or otherwise encumber bank subsidiary stock, unless Lender is equally and ratably secured by any such pledge, sale or encumbrance.

2.7. Section 9 of the Credit Agreement shall be amended by inserting the words “if any” after the word “Lenders” in the second line thereof.

2.8. Section 10 to the Credit Agreement shall be amended and restated in its entirety to read as follows:

Section 10. Default and Acceleration. Upon the occurrence of any one or more of the following events of default: (a) Customer fails to pay any amount when due under this Agreement or under any other instrument evidencing any indebtedness of Customer; (b) any representation or warranty made under this Agreement or information provided by Customer in connection with this Agreement is or was false or fraudulent in any material respect; (c) a material adverse change occurs in Customer’s financial condition; (d) any guaranty of Customer’s obligations under this Agreement is revoked or becomes unenforceable for any reason; (e) an event of default occurs under any Security Document; (f) a sale, lease or other disposition of the assets of the Customer occurs, except for sales of inventory in the ordinary course of business; (g) Customer fails to timely observe or perform any of the covenants or duties contained in this Agreement; or (h) Customer merges or consolidates with any other business enterprise, unless Customer is the surviving entity in such merger or consolidation; then at Lender’s option, and upon notice written or verbal to Customer, Lender’s obligation to make Loans under this Agreement shall terminate and the total unpaid balance shall immediately become due and payable without presentment, demand, protest, or further notice of any kind, all which are hereby expressly waived by Customer. Lender’s obligation to make Loans under this Agreement shall automatically and immediately terminate and the total unpaid balance shall automatically and immediately become due and payable in the event Customer becomes the subject of bankruptcy or other insolvency proceedings. Lender may waive any default without waiving any other subsequent or prior default. Customer agrees to pay Lender’s costs of administration of this Agreement. Customer also agrees to pay all costs of collection before and after judgment, including reasonable attorneys’ fees (including those incurred in successful defense or settlement of any counterclaim brought by Customer or incident to any action or proceeding involving Customer brought pursuant to the U.S. Bankruptcy Code.

Section 3. Representations.

In order to induce the Lender to execute and deliver this Amendment, the Customer hereby represents to the Lender that as of the date hereof the representations and warranties set forth in Section 3 of the Credit Agreement are true and correct (except that the representations contained in Section 3(d) shall be deemed to refer to the representations as set forth in this Amendment) and the Customer, after giving effect to this Amendment, is in compliance with the terms and conditions of the Credit Agreement and no default or event of default has occurred and is continuing under the Credit Agreement.

Section 4. Miscellaneous.

4.1. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Security Documents, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.2. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

[Signature Page to Follow]

This Amendment and Waiver to Revolving Credit Agreement is entered into as of this 28th day of February, 2006.

First Midwest Bancorp, Inc.

By
Name	/s/ JAMES P. HOTCHKISS
Title	EVP and Treasurer

Accepted and agreed to.

M&I Marshall & Ilsley Bank

Name	/s/ JOHN J. KADLEK
Title	Vice President